EXHIBIT 10.3

PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 1st day of August, 2006,

BETWEEN:

ANGLO GOLD MINING INC. , a Nevada Corporation

(hereinafter referred to as the “Vendor”)

OF THE FIRST PART,

AND:

SILVER RESERVE CORP., a company incorporated under the laws of the State of Delaware

(hereinafter referred to as the “Purchaser”)

OF THE SECOND PART.

RECITALS

WHEREAS the Vendor is the recorded and beneficial owner of a 100% interest in certain mineral claims situated in the State of Nevada (more particularly described in Schedule "A" hereto and collectively hereinafter referred to as the “Property”);

WHEREAS the Vendor has agreed to sell to the Purchaser all of its right, title and interest in and to the Property, subject to the Net Profits Royalties as set out herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1.  PURCHASE AND SALE

1.01  The Vendor hereby sells and transfers to the Purchaser, and the Purchaser hereby buys and accepts from the Vendor, all of the Vendor’s right, title and interest in and to the Property (subject to the Net Smelter Royalties described below) in consideration of the sum of 1,850,000 common shares in the capital of the Purchaser (the “Shares”), to be paid and delivered to the Vendor on closing.

2.  ROYALTIES

2.01 The Property is subject to 2% Net Smelter Royalties (“NSR”) as described in Schedule “B”.

3.    CLOSING DATE

3.01  In this agreement, “Closing Date” means August 31, 2006, or such other date as may be agreed to by the parties hereto.

4.  TRANSFER OF TITLE

4.01  On the Closing Date, the Vendor shall deliver to the Purchaser recordable Bills of Sale or other applicable conveyancing documentation sufficient to affect the transfer of a 100% interest in and to the Property to the Purchaser. Vendor agrees to execute such further documentation as may be necessary or desirable to evidence such transfer of title and/or to record such transfer in appropriate registries, at the request of Purchaser.

5.  RIGHT OF ENTRY

5.01  The Purchaser, its servants, agents and workmen and any persons duly authorized by the Purchaser following execution of this Agreement, shall have the exclusive right to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Purchaser in its sole discretion may deem advisable.

6.  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

6.01	The Vendor hereby represents and warrants to the Purchaser that:

(a)	it is a company in good standing under the laws of the State of Nevada and has the power and authority to enter into this Agreement;

(b)
immediately prior to the closing of this Agreement it is the recorded and beneficial owner of a 100% interest in and to the Property and except as set out in Article 2 and Schedule B hereto the Property is not subject to any liens or encumbrances of any kind whatsoever;

(c)
the mineral claims comprising the Property have been validly located and are now duly recorded and in good standing substantially in accordance with the laws in effect in the jurisdiction in which they are situated;

(d)
the entering into this Agreement does not conflict with any applicable law nor does it conflict with, or result in a breach of or accelerate the performance required by, any contract or other commitment to which it is a party or by which it is bound;

(e)
it has the exclusive right to enter into this Agreement and all necessary authority to assign to the Purchaser all of its right, title and interest in and to the Property in accordance with the terms and conditions of this Agreement;

(f)
to the best of its knowledge, other than the Net Smelter Royalties provided for Article 2 and in Schedule “B” hereto, the Property is free and clear of all liens and encumbrances and all claims are in good standing with assessment work filed for, not less than one year following closing;

(g)
there are no outstanding or, to the best of the Vendor’s information, knowledge and belief, proposed, threatened or contemplated actions or suits which, if successful, would or could affect the market value or ownership of the Property or any portion thereof;

(h)
conditions on and relating to the Property are in compliance with all applicable laws, regulations and orders relating to environmental matters, including, but not limited to, waste disposal and storage and Vendor is not aware of any conditions with respect to the Property that could give rise to environmental claims that would impair the Purchaser’s development of the Property;

(i)
there are no reclamation liabilities to be carried out in the future, outstanding work orders or actions required to be taken relating to the condition of the Property, or any operations that have been carried out thereon; and

(j)	on the Closing Date the Vendor will deliver to the Purchaser copies of all reports, maps and other documents and or materials relating to the Property in the Vendor’s possession.

(k)
the Vendor has been informed as to, and is familiar with, the business activities of the Purchaser and its affiliates, and has had an opportunity and proceeded, or waived the opportunity, to (i) review the books and records of the Purchaser and its affiliates and to ask questions of, and receive answers from, appropriate representatives of the Purchaser and its affiliates concerning the Purchaser and its affiliates and the terms and conditions of this Agreement, and (ii) obtain and review all additional information relating to the history and proposed business plan of the Purchaser and its affiliates that it deems necessary.

(l)
the Vendor fully understands that the Shares have not been registered under the Securities Act in reliance upon exemptions therefrom, and, accordingly, to the extent that it is not supplied with the information which would have been contained in a registration statement filed under the Securities Act, it must rely on its own access to such information.

(m)
the Vendor has had an opportunity to obtain and has obtained a general and complete understanding satisfactory to it of the Purchaser, its affiliates and their services, potential assets, finances, and manner of doing business sufficient to permit it to evaluate (i) the Purchaser and its prospects and (ii) the risks and merits of accepting the Shares on payment for the Property.

(n)	the Vendor (i) recognizes that accepting the Shares involves risk, (ii) has carefully considered whether accepting he Shares is appropriate, and (iii)

has obtained such individual financial, tax and legal advice as it deems necessary or appropriate to fully understand the risks involved and to evaluate accepting the Shares.

(o)
the Vendor recognizes that it must bear the economic risk involved in accepting the Shares for an indefinite period of time because, among other reasons, the Shares have not been registered under the Securities Act and therefore cannot be sold, pledged, assigned or otherwise disposed of unless (i) they are subsequently registered under the Securities Act or (ii) an exemption from such registration is available and an opinion of counsel acceptable to the Purchaser that the transfer is not in violation of any federal securities act or state securities law is provided to the Purchaser.

(p)
the Vendor recognizes that there is no current market for the Shares; that there can be no assurances that such a market will exist any time in the future and accordingly it may not be able to sell or dispose of any of the Shares even if it had held them for a number of years; that its right to transfer the Shares will be restricted by federal and state securities laws and a legend to this effect will be placed on the certificates representing the Shares and that such laws impose strict limitations upon such transfer; and the Purchaser is under no obligation in connection with the subsequent transfer thereof by it or to aid it in obtaining an exemption from such registration.

(q)	the Vendor acknowledges that the Share certificate representing the purchase price shall be legended with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. ANY PURPORTED TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN ANY MANNER WHICH IS IN VIOLATION OF THE FOREGOING LIMITATIONS IS INVALID AND THE COMPANY WILL NOT TRANSFER SUCH INVALIDLY TRANSFERRED SECURITY ON THE BOOKS OF THE COMPANY.

(r)
The Vendor acknowledges and agrees that the Purchaser is undertaking to register the Shares and upon registration, the Shares will be subject to a private restriction wherein only 20% of the Shares may be sold after one year has expired from the date of issue and the remaining 80% may be sold after two years have expired from the date of issue and the Purchaser shall be entitled to legend the share certificate to this effect.

6.02  The representations and warranties hereinbefore set out are conditions upon which the Purchaser has relied in entering into this Agreement and shall survive the Closing Date by a period of 24 months, except that the representation and warranty of Vendor pursuant to Sections 6.01 (b), (c), (d), (e) and (f) shall survive indefinitely. The Vendor hereby indemnifies and saves the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

6.03  The Purchaser accepts, as of the date of this Agreement, responsibility for all ongoing cost of the maintenance of the Property and without limitation shall include the sustaining fees due August 31, 2006.

7.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.01  The Purchaser represents and warrants to the Vendor that:

(a)
it has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(b)	the shares to be delivered to the Vendor upon the Closing Date will be duly and validly authorized and issued and non-assessable;

(c)	the shares delivered to the Vendor on Closing will be incorporated for registration in SB2 registration statement, to be filed by the Purchaser under the Securities Act of 1933 as amended.

7.02 The representations and warranties hereinbefore set out are conditions upon which the Vendor has relied on entering into this Agreement and shall survive the Closing Date. The Purchaser hereby indemnifies and saves the Vendor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

8.  INDEPENDENT ACTIVITIES

8.01  No joint venture is created by this Agreement. Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

(a)	any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside of the Property at any time; and

(b)	the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

9.  CONFIDENTIALITY OF INFORMATION

9.01  The parties hereto shall, subject to the exceptions set out hereinafter, treat all data, reports, records and other information relating to this agreement and the Property as confidential. While this Agreement is in effect, no party hereto shall, without the express written consent of the other, disclose to any third party any information concerning the results of the operations hereunder nor issue any press releases concerning this Agreement or its exploration operations except where such disclosure is mandatory under the law or is deemed necessary by the disclosing party's counsel for the satisfaction by the disclosing party of its obligations under applicable securities law, and the disclosing party has, prior to the public disclosure, given the non-disclosing parties a draft copy of the disclosure.

10.  ARBITRATION

10.01  Any controversy between the parties hereto involving any claim arising out of or relating to this Agreement, will be submitted to and be settled by final and binding arbitration in Las Vegas, Nevada, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by the Vendor and the Purchaser, or failing such agreement, an arbitrator experienced in the sale of similar mineral assets appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Nevada Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

11.  NOTICES

11.01  Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Vendor:

Anglo Gold Mining Inc.
3702 S. Virginia, Ste G-12-405
Reno, Nevada
89502-6097

In the case of the Purchaser:

Silver Reserve Corp.
1226 White Oaks Blvd., Suite 10A
Oakville, Ontario L6H 2B9
Fax #905-845-6415
Attention: Stafford Kelley

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing, or, if faxed, on the next succeeding day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

12.  GENERAL TERMS AND CONDITIONS

12.01  The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Agreement.

12.02  This Agreement shall represent the entire understanding between the parties with respect to the Property. No representa-tions or inducements have been made save as herein set forth. No changes, alterations, or modifications of this Agreement shall be binding upon either party until and unless an amendment to this Agreement or a memorandum in writing to such effect shall have been signed by all parties hereto.

12.03  The titles to the articles to this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

12.04  The schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

12.05  This Agreement shall be governed by and interpreted in accordance with the laws in effect in the State of Delaware.

12.06  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.07 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

12.08  Time shall be of the essence of this agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

ANGLO MINING CORP.

By:  s/ George Orr

Its: President

SILVER RESERVE CORP.

By:  s/ Todd Montgomery

Its: President

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF THE 1ST DAY OF AUGUST, 2006 BETWEEN ANGLO GOLD MINING INC., OF THE FIRST PART AND SILVER RESERVE CORP., OF THE SECOND PART

THE “PROPERTY”

PANSY LEE GROUP

NAME	NMC No.	LOCATION DATE
PANSY LEE No.1	879333	—
PANSY LEE No.3	879334	—
PANSY LEE No.5	879335	—
PANSY LEE 2	859406	Dec. 20/03
PANSY LEE 4	859407	Dec. 20/03
PANSY LEE 6	859408	Dec. 20/03
PANSY LEE 7-30 30 Claims	859409-432	Dec. 20/03

SCHEDULE “B”

Attached to and forming part of the Agreement dated the 1st of August, 2006, between Anglo Gold Mining Inc. and Silver Reserve Corp.

Whereas based on an agreement dated June 15, 2003 between the Vendor and William M. Clem and Delores K. Clem, 171 Olympic Drive, Mountain Home, Arkansas 72653, the Vendor agreed to the payment of a 2% NSR on the Pansey Lee claims, No. 1 through No. 8, based on the following formula:

Net Smelter Returns Royalty

1.1    Net Smelter Returns shall be the Gross Revenue received by the Purchaser, less Permissible Deductions, calculated on a calendar quarterly basis with the following meanings in effect:

(a)    “Gross Revenue” means the aggregate of the following amounts received in each quarterly period following the commencement of commercial production:

(i)	the revenue received by the Purchaser from arm’s length purchasers of all mineral products produced from the Property (the “Products”);

(ii)	the air market value of all Products sold by the Purchaser in such period to persons not dealing at arm’s length with the Purchaser; and

(iii)	the Purchaser’s share of the proceeds of insurance on Products.

(b)    “Permissible Deductions” means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid by the Purchaser in each quarterly period:

(i)	sales charges levied by any sales agent on the sale of Products;

(ii)
transportation costs for Products from the property to the place of beneficiation, processing or treatment and thence to the place of delivery of Products to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

(iii)
all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Purchaser in connection with the refinement of beneficiation of Products after leaving the property, including all weighing, sampling, essaying and representation costs, metal losses, any of umpire charges, and any penalties charged by the processor, refinery or smelter; and

(iv)
all insurance costs on Products and any government royalties, production taxes, severance taxes and sales and other taxes levied on Products on or the production or value thereof (other than any Federal, Provincial, State, municipal or similar taxes levied on the income or profit of the Purchaser), provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Purchaser in a transaction with a party with whom it is not dealing at arm’s length, such cost or expense may be deducted but only as to the leaser of the actual cost incurred by the Purchaser or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

1.2    The payment on account of the Royalty for each calendar quarter will be calculated and paid within sixty (60) days after the end of each calendar quarter. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment’s derivation (the “Statement”) must be submitted with the payment.

1.3    In the event that final amounts required for the calculation of the payment on account of the Royalty are not available within the period referred to in Section 1.2 of this Agreement, then provisional amounts will be estimated and such payment will be paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the payment on account of the Royalty for the succeeding quarter.

1.4    All payments on account of the Royalty will be considered final and in full satisfaction of all obligations of the Purchaser or with respect thereto, unless the Vendors deliver to the Purchaser a written notice (the “Objection Notice”) describing and setting forth a specific objection to the calculation thereof within sixty (60) days after receipt by the Vendors of the Statement. If the Vendors object to a particular Statement as herein provided, the Vendors will, for a period of sixty (60) days after the Purchaser’s receipt of such Objection Notice, have the right, upon reasonable notice and at reasonable times, to have the Purchaser’s accounts and records relating to the calculation of the payment in question audited by the auditors of the Purchaser. If such audit determines that there has been a deficiency or an excess in the payment made to the Vendors, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder. The Vendors will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more, of the amount due is determined to exist. All books and records used and kept by the Purchaser to calculate the Royalty due hereunder will be kept in accordance with Canadian generally accepted accounting principles. Failure on the part of the Vendors to make claim against the Purchaser for adjustment in such sixty (60) day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and payment on account of the Royalty for such quarter.

1.5    All profits and losses resulting from the Purchaser engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to a Product which is a precious metal (collectively “Hedging Transactions”) are specifically excluded from calculations of the payments on account of the Royalty pursuant to this Agreement (it being the intent of the parties that the Purchaser will have the unrestricted right to market and sell Product to third parties that the Purchaser will have the unrestricted right to market and sell Product to third parties in any manner as it chooses and that the Vendors will not have any right to participate in such marketing activities or to share in any profits or losses therefrom). All Hedging Transactions by the Purchaser and all profits or losses associated therewith, if any, will be solely for the Purchaser’s account. The amount of Net Smelter Revenue derived from all Product subject to Hedging Transactions by the Purchaser will be determined pursuant to the provisions of this Paragraph 1.5 and not Paragraph 1.1. As to precious metals subject to Hedging Transactions by the Purchaser, Net Smelter Revenue will be determined without reference to transactions and will be determined by using, for gold, the quarterly average price of gold, which will be calculated y dividing the sum of all London the Vendors Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted, and for silver, the quarterly average price of silver, which will be calculated by dividing the sum of all New York Commodity Exchange (“COMEX”) prices for silver quoted by and at the closing of COMEX reported for the calendar quarter in question by the number of days for which such prices were quoted, less, in each case, an amount reasonably equivalent to the deductions permitted by Paragraph 1.1(b). Any Product subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of final settlement of the amount of refined Product allocated to the account of the Purchaser b y a third party refinery in respect of such transactions. Furthermore, the Purchaser will have no obligation to fulfill any future contracts, forward sales, gold loans or other Hedging Transaction which the Purchaser or any of its Associated Companies may hold with Product.

1.6    The Vendors may transfer all or any portion of its interest in the Royalty, but if the Royalty becomes payable to three or more parties, those parties will appoint, and will deliver to the Purchaser, a document executed by all those parties appointing, a single agent or trustee of all such parties to whom the Purchaser will make all payments on account of the Royalty. The Purchaser will have no responsibility as to the division of the Royalty payments among such parties, and if the Purchaser makes a payment or payments on account of the Royalty to such appointed trustee or agent in accordance with the provisions of this Paragraph 1.6, it will be conclusively deemed that such payment or payments have been received by the Vendors. All charges of the agent or trustee will be born solely by the parties receiving payments on account of the Royalty.

Any decision to place the Pansey Lee Claims into production shall be at the sole discretion of the Purchaser and the Purchaser shall be under no obligation to place the said claims into production. The Purchaser shall have an unfettered right to suspend or curtail any such production operation as it in its sole discretion any determine. Advance Royalty payments, if any, paid to the Vendors pursuant to this Agreement shall be deducted form any Royalty payments that may accrue during the term of this Agreement.